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                                                                  EXHIBIT (e)(4)


                                  March 7, 2001

Leo H. Suggs
President & CEO
Overnite Transportation Company
1000 Semmes Ave.
P.O. Box 1216
Richmond, VA 23218

         CONFIDENTIALITY AGREEMENT

Dear Mr. Suggs:

Morgan Keegan & Company, Inc. ("Morgan Keegan") is representing Motor Cargo Industries, Inc. (the "Company") in connection with the Company's consideration of various strategic alternatives. You have requested information concerning the Company, and this information will be used solely in connection with your evaluation of a possible transaction (the "Transaction") with the Company.

Morgan Keegan is furnishing you with certain information, and Morgan Keegan or the Company may provide additional information to you in the future. Except as set forth in the penultimate paragraph of this letter, any such information which is non-public, confidential or proprietary in nature is referred to herein as "Information." By accepting such Information, you agree that such Information will be kept strictly confidential. In no event shall you use such Information to the detriment of the Company. You agree to use such Information solely for the purposes stated in the prior paragraph.

You agree to provide Information only to officers, employees or agents of, or professional advisors (such as attorneys, accountants and bankers) to your company who have a need to know such Information for the exclusive purpose of evaluating the Transaction, all of whom shall be informed by you of this agreement and shall agree to be bound by the terms of this agreement. You shall be responsible for any unauthorized use or disclosure of Information by any such third parties. You and the Company each further agrees that without the prior written consent of the other party it will not disclose to any person the fact that you have received confidential information on the Company or that discussions or negotiations are taking place between you and the Company or the status thereof, unless, in the opinion of such disclosing party's counsel, such disclosure is required by law (in which case the disclosing party shall advise and consult with the other party and its counsel prior to any disclosure proposed to be made concerning the reasons for, and nature of, the proposed disclosure).

You agree that, except as otherwise provided in this agreement for a period of 18 months from the date of this agreement, unless such shall have been specifically invited by the Company,

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March 7, 2001
Page 2


neither you nor any of affiliates will in any manner, directly or indirectly,
(a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any material acquisition of any securities (or beneficial ownership thereof) or assets of the Company or any of its subsidiaries; (ii) any tender or exchange offer or merger or other business combination involving the Company or any of its subsidiaries; (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries; or (iv) any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the company, (b) form, join or in any way participate in a "group" (as defined under the Securities Exchange Act of 1934, as amended) with respect to any of the types of matters set forth in (a) above, (c) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company, (d) make or take any action which forces the Company to make a public announcement regarding any of the types of matters set forth in (a) above, or (e) enter into any discussions or arrangements with any third party with respect to any of the foregoing. You also agree during any such period not to request the Company (or its directors, officers, employees, or agents directly or indirectly, to amend or waive any provision of this paragraph (including this sentence). Notwithstanding the foregoing, if (a) the Company considers accepting any offer regarding any of the types of transactions described in clauses (a)(i), (ii) and
(iii) of the preceding sentence (a "Company Transaction") or entering into any agreement regarding a Company Transaction and prior to accepting such offer or entering into such agreement, (b) an inquiry, proposal or offer is publicly disclosed by a third party regarding a Company Transaction, or (c) a third party acquires 10% or more of the voting securities of the Company, the prohibitions set forth in this paragraph shall cease to apply to you and you shall be released from your obligations under this Agreement to the extent necessary to comply with any requirements of law in making an offer or proposal. The Company shall immediately notify you of the occurrence of any of the events in clauses
(a) - (c) of the preceding sentence and shall provide you with an opportunity to participate on equal basis in making an offer. Further, and notwithstanding the foregoing, nothing shall prohibit you from making a proposal to Harold and Marshall Tate or their representatives regarding a Company Transaction so long as such proposal would not require public disclosure.

You agree not to initiate or maintain contact with any officer, director, employee, shareholder or sales representative of the Company with respect to the matters discussed in this agreement other than Messrs. Harold and Marshall Tate or their representatives, except with the prior permission of Morgan Keegan or either Harold and Marshall Tate or their representatives.

In consideration of the Information being furnished to you, you agree that for a period of 18 months from the date of this letter, neither you nor any of your affiliates will solicit to employ or engage any of the Company's officers, employees or independent sales representatives with whom you had contact or who became known to you in connection with your consideration of a Transaction so long as they are employed or engaged by the Company, without obtaining the


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March 7, 2001
Page 3


Company's prior written consent; provided, however, that the foregoing shall not prohibit you from soliciting and engaging any person by means of general advertising, or who contacts you on his or her own initiative without any solicitation by you, nor shall the foregoing prohibit your employees or the employees of your affiliates who have no actual knowledge of this letter agreement from soliciting and engaging any person.

You agree upon the request of either the Company or Morgan Keegan to return to Morgan Keegan all Information sent to you without retaining any copies or extracts, and that you will destroy all portions of memoranda, notes or other documents prepared by you or on your behalf based upon the information; provided, however, that your legal department may retain one copy of the Information solely for purposes of evidencing the Information in the event of litigation or threatened litigation relating to the Information.

You and the Company each agrees that the other party may be irreparably injured by a breach of this agreement by such party or its representatives, that monetary remedies may be inadequate to protect each party against any actual or threatened breach of this agreement by the other party or by its representatives, and that each party shall be entitled to specific performance or other equitable relief as a remedy for any breach. Such remedy shall not be deemed to be the exclusive remedy for a breach of this agreement but shall be in addition to all other remedies available at law or equity. The prevailing party shall pay the other party's costs and expenses in any action to enforce the terms of this letter.

This letter shall be governed by the laws of the State in which the Company is headquartered. This Agreement may be executed and delivered in counterpart copies and by facsimile.

The foregoing restrictions with respect to information furnished to you shall not apply to any information which (i) is or becomes generally available to the public other than as a result of breach of any confidentiality obligation, (ii) was or becomes available to you on a non-confidential basis prior to disclosure to you by the Company, Morgan Keegan or their representatives, (iii) is independently developed by you, (iv) was or becomes lawfully available to you on a non-confidential basis from a source other than the Company or Morgan Keegan, provided that such source is not known by you to be subject to a confidentiality obligation in favor of us or the Company, or (v) that the Company has expressly approved in writing your use or disclosure of such information.

If the foregoing is acceptable, please execute this Agreement in the space provided below and return one copy of this letter to Morgan Keegan.

Sincerely,

MORGAN KEEGAN & COMPANY, INC.



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March 7, 2001
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By:  /s/ John H. Grayson Jr.
     -----------------------------------------------------

Title:   Managing Director

Accepted and agreed to as of the date written below:

Company:  Overnite Transportation Co.

By:  /s/ Patrick D. Hanley
     -----------------------------------------------------

Title:   SVP & CEO

Date:    3/7/01